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FOR IMMEDIATE RELEASE

             Ernest J. Schenk, Manager, Investor Relations and Communication
                  (269) 673-9212
             E-mail: eschenk@perrigo.com


                     PERRIGO NEGOTIATING SETTLEMENT WITH FTC

         ALLEGAN, Mich. - Aug. 3, 2004 - Today the Perrigo Company (Nasdaq:
PRGO) announced that it is negotiating a settlement with the U.S. Federal Trade Commission (FTC) in order to close the FTC's investigation into a 1998 agreement between Perrigo and New Jersey-based, Alpharma Inc. The 1998 agreement, which is no longer in effect, allowed Perrigo to introduce a store brand children's ibuprofen suspension product faster than it could have without the agreement.

         Although Perrigo's objective was to provide a low-cost store brand product to consumers as soon as possible, the FTC was concerned that, under the agreement, Alpharma could not market a similar product. Because it is likely that Perrigo will enter into a settlement agreement with the FTC, the Company has recorded a $4.75 million charge in the fourth quarter of fiscal 2004 which is expected to resolve all claims by the FTC and state governments. Perrigo continues to work with the FTC to finalize the settlement.

         The Perrigo product continues to provide consumers with a store brand choice and a 25 to 30 percent savings versus the available national brand product.

         For its fiscal fourth quarter ended June 26, 2004, Perrigo expects to report net sales of $206 million, net income of $8.1 million and EPS of $0.11 per share, including the $4.75 million charge. Further details will be provided when the Company announces earnings for the quarter and fiscal 2004 on August 10.

         Perrigo Company is the nation's largest manufacturer of over-the-counter (non-prescription) pharmaceutical and nutritional products sold by supermarket, drug, and mass merchandise chains under their own labels. The Company's products include over-the-counter pharmaceuticals such as analgesics, cough and cold remedies, gastrointestinal, and feminine hygiene products, and nutritional products, such as vitamins, nutritional supplements and nutritional drinks. Visit Perrigo on the Internet (http://www.perrigo.com).

         Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels



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of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 25 - 30 of the Company's Form 10-K for the year ended June 28, 2003 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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